EXHIBIT 99.1

Consolidated Communications Reports Fourth Quarter 2013 Results

  Delivered a solid quarter of financial results with a strong payout ratio
  Refinanced term debt saving approximately $5.0 million per year in interest while extending maturities to 2020
  Generated strong net broadband adds of 3,454 in the quarter and 12,082 for the year
  Increased data, video and internet revenues by 5.2% in 2013 led by strong Metro Ethernet sales

MATTOON, Ill., Feb. 27, 2014 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the fourth quarter and full year 2013.

Fourth quarter financial summary, including the impact of a net $2.2 million unfavorable subsidy adjustment as described below:

  Revenue was $148.0 million.
  Net cash from continuing operations was $43.9 million.
  Adjusted EBITDA was $70.0 million.
  Dividend payout ratio was 64.4%.

"The fourth quarter capped off another strong year for the Company," said Bob Currey, Chairman and Chief Executive Officer. "We delivered a comfortable payout ratio and increased our broadband subscribers by 3,454 for the quarter and 12,082 for the year. Growth in Metro Ethernet and wireless backhaul continues to be solid. We installed fiber to 96 new wireless tower sites bringing the total for the year to 210."

"We generated solid financial results, which included a record distribution from our wireless partnerships totaling $10.5 million and the achievement of another $0.8 million in annualized synergies from the SureWest acquisition. Our integration continues to go well and we are on schedule to complete the final phase of billing in the third quarter of 2014," Currey concluded.

During the quarter, the Company recognized a net $2.2 million unfavorable subsidy adjustment to both revenue and adjusted EBITDA primarily related to the universal service fund for the California market. A new annual certification for high cost support that should have been filed by SureWest in 2012 did not get completed until early 2013. The FCC took the unprecedented action to not provide any of the funding versus simply issuing a late filing fee. The Company has appealed the decision and remains optimistic the decision will be reversed in 2014.

Operating Statistics at December 31, 2013, Compared to December 31, 2012.

	Period Ended December 31,
	2013	2012	Increase/(decrease)%

Data connections	255,239	247,633	7,606	3.1%
Video connections	110,613	106,137	4,476	4.2%
ILEC access lines	256,805	268,597	(11,792)	(4.4%)
Voice connections (non-ILEC)	123,433	129,729	(6,296)	(4.9%)
Total connections	746,090	752,096	(6,006)	(0.8%)

"On December 23, 2013, we closed a successful refinancing of our $910.0 million of term debt," said Steve Childers, Chief Financial Officer. "The terms of the deal resulted in approximately $5 million in annual interest savings, extended our maturities out to December of 2020 and increased our revolver capacity to $75.0 million from $50.0 million."

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $24.1 million, and the dividend payout ratio was 64.4%. At December 31, 2013, cash and cash equivalents were $5.6 million. The Company made capital expenditures of $26.8 million during the quarter.

Financial Highlights for the Fourth Quarter Ended December 31, 2013

  Revenues were $148.0 million, compared to $153.8 million for continuing operations in the fourth quarter of 2012. Excluding the net $2.2 million unfavorable subsidy adjustment, revenues were $150.2 million. Increases in data and video revenues were more than offset by declines in subsidies and network access revenues.
  Income from operations was $22.2 million, compared to $20.2 million in the fourth quarter of 2012. The increase was primarily due to synergy realization from the SureWest acquisition and efficiency improvements.
  Interest expense, net was $19.8 million, compared to $20.5 million for the same period last year. The improvement was mostly attributable to $100.0 million of interest rate swaps that matured on September 30, 2013 and were replaced at lower rates.
  Other income, net was $10.8 million, compared to $9.4 million for the same period in 2012.  Cash distributions from our Verizon Wireless partnerships were $10.5 million compared to $9.4 million for the fourth quarter of 2012.
  Net income attributable to common stockholders was $3.1 million, compared to $2.1 million in the same period of 2012. The current period included a non-cash $7.7 million loss on the extinguishment of debt as the result of our successful refinancing. The fourth quarter of 2012 included both a non-cash loss on the extinguishment of debt for $4.5 million and a non-cash impairment charge for continuing operations of $1.2 million.   "Adjusted net income attributable to common stockholders" excludes certain items in the manner described in the table provided in this release and was $9.2 million, compared to $8.0 million in the same quarter of 2012.
  Diluted net income per common share was $0.08 compared to $0.05 in the fourth quarter of 2012. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release and was $0.23 compared to $0.20 for the prior year period.
  Net cash provided by operating activities of continuing operations was $43.9 million, compared to $49.0 million for the fourth quarter in 2012.
  Adjusted EBITDA was $70.0 million compared to $73.2 million for continuing operations in the same period in 2012. Excluding the unfavorable subsidy adjustment, adjusted EBITDA would have been $72.2 million in the current period.
  The total net debt to last twelve month adjusted EBITDA coverage ratio was 4.25 times to one.

Financial Highlights for the Twelve Months Ended December 31, 2013

  Revenues from continuing operations were $601.6 million, compared to $605.8 million on a pro forma basis for 2012. Excluding the $2.2 million unfavorable subsidy adjustment, revenue would have been $603.8 million for 2013.
  Net income attributable to common stockholders was $30.8 million, compared to $5.6 million in the prior year period. The increase is primarily due to synergy realization from the SureWest acquisition, transaction related costs that reduced income in the 2012 period and growth in our wireless partnerships.
  Adjusted EBITDA was $286.5 million, which represented a $15.4 million increase, or 5.7%, versus $271.1 million, on a pro forma basis, for the same period in 2012. Excluding the unfavorable subsidy adjustment, adjusted EBITDA would have been $288.7 million for 2013.

Financial Guidance

The Company is providing the following full year guidance:

	2014 Guidance	2013 Results

Cash Interest Expense	$75.0 million to $78.0 million	$81.9 million
Cash Income Taxes	$10.0 million to $15.0 million	$1.0 million
Capital Expenditures	$97.0 million to $103.0 million	$107.4 million

Dividend Payments

On February 21, 2014, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on May 1, 2014 to stockholders of record at the close of business on April 15, 2014. This will represent the 35th consecutive quarterly dividend paid by the Company.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss fourth quarter and full year earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. If you do not have internet access, the conference call dial-in number is 1-877-374-3981 with pass code 42290476. International parties can access the call by dialing 1-253-237-1158. A telephonic replay of the conference call will also be available starting three hours after completion of the call until March 6, 2014 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-855-859-2056 and international parties should call 1-404-537-3406.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income per share" and "adjusted net income attributable to common stockholders", all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in the credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the credit agreement and to measure our ability to service and repay debt.  We present the related "total net debt to last twelve month adjusted EBITDA coverage ratio" principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. These measures differ in material respects from the ratios used in our Senior Notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Certain prior year GAAP amounts have been modified to give effect to pro forma events that are directly attributable to the acquisition of SureWest Communications (the "Acquisition") and factually supportable and are expected to have a continuing impact. The unaudited Pro forma financial information, which has been prepared for the periods presented, gives effect to the Acquisition as if it had occurred on January 1, 2012.

We have also presented various Adjusted Pro Forma financial information as if the acquisition had occurred as of January 1, 2012 in order to provide a better view of the combined Company's period over period performance. In calculating the unaudited Adjusted Pro Forma financial information, we did not adjust certain items to give effect to the Acquisition as if it had occurred on January 1, 2012, as required by Rule 3-05 of Regulation S-X.

About Consolidated

Consolidated Communications Holdings, Inc. is a leading communications provider within its six state operations of California, Illinois, Kansas, Missouri, Pennsylvania and Texas. Headquartered in Mattoon, IL, the Company has been providing services in many of its markets for over a century. With one of the highest quality networks in the industry, the Company offers a wide range of communications services, including IP-based digital and high definition television, high speed internet, Voice over IP, carrier access, directory publishing and local and long distance service.

Safe Harbor

Any statements other than statements of historical facts, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan, "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of Consolidated Communications Holdings, Inc. (the "Company") to successfully integrate the operations of  SureWest Communications ("SureWest") and realize the synergies from the acquisition, as well as a number of other factors related to the businesses of the Company, including various risks to stockholders of not receiving dividends and risks to the Company's ability to pursue growth opportunities if the Company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the Company's common stock; the substantial amount of debt and the Company's ability to repay or refinance it or incur additional debt in the future; the Company's need for a significant amount of cash to service and repay the debt and to pay dividends on the Company's common stock; changes in the valuation of pension plan assets; restrictions contained in the Company's debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; changes in content costs, which have been substantial and continue to increase; risks associated with the Company's possible pursuit of acquisitions; economic conditions in the Company's service areas; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the Company's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes on the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in the Company's filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q.

Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication and the Company's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

– Tables Follow –

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)
(Unaudited)
	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$ 5,551	$ 17,854
Accounts receivable, net	52,033	57,957
Income tax receivable	9,796	12,020
Deferred income taxes	7,960	9,000
Prepaid expenses and other current assets	12,380	11,269
Assets of discontinued operations	--	1,189
Total current assets	87,720	109,289
Property, plant and equipment, net	885,362	907,672
Investments	113,099	109,750
Goodwill	603,446	603,446
Other intangible assets	40,084	49,530
Deferred debt issuance costs, net and other assets	17,667	13,800
Total assets	$ 1,747,378	$ 1,793,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 4,885	$ 14,954
Advance billings and customer deposits	25,934	27,654
Dividends payable	15,520	15,463
Accrued compensation	22,252	21,912
Accrued expense	38,697	47,225
Current portion of long-term debt and capital lease obligations	9,751	9,596
Current portion of derivative liability	660	3,164
Liabilities of discontinued operations	--	4,209
Total current liabilities	117,699	144,177
Long-term debt and capital lease obligations	1,212,134	1,208,248
Deferred income taxes	179,859	137,501
Pension and other post-retirement obligations	75,754	156,710
Other long-term liabilities	9,593	10,746
Total liabilities	1,595,039	1,657,382

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 40,065,246 and 39,877,998, shares outstanding as of December 31, 2013 and 2012, respectively	401	399
Additional paid in capital	148,433	177,315
Accumulated other comprehensive loss, net	(1,000)	(45,784)
Noncontrolling interest	4,505	4,175
Total shareholders' equity	152,339	136,105
Total liabilities and shareholders' equity	$ 1,747,378	$ 1,793,487

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net revenues	$ 147,956	$ 153,844	$ 601,577	$ 477,877
Operating expenses:
Cost of services and products	55,678	57,414	222,452	175,929
Selling, general and administrative expenses	35,029	35,626	135,414	108,163
Financing and other transaction costs	64	891	776	20,800
Impairment of intangible assets	--	1,236	--	1,236
Depreciation and amortization	34,968	38,510	139,274	120,332
Income from operations	22,217	20,167	103,661	51,417
Other income (expense):
Interest expense, net of interest income	(19,838)	(20,487)	(85,767)	(72,604)
Loss on extinguishment of debt	(7,657)	(4,455)	(7,657)	(4,455)
Other income, net	10,787	9,380	37,239	31,268
Income from continuing operations before income taxes	5,509	4,605	47,476	5,626
Income tax expense	2,293	1,827	17,512	661
Income from continuing operations	3,216	2,778	29,964	4,965
Discontinued operations, net of tax:
Income (loss) from discontinued operations, net of tax	--	(553)	(156)	1,206
Gain on sale of discontinued operations, net of tax	--	--	1,333	--
	--	(553)	1,177	1,206

Net income	3,216	2,225	31,141	6,171
Less: net income attributable to noncontrolling interest	76	165	330	531

Net income attributable to common shareholders	$ 3,140	$ 2,060	$ 30,811	$ 5,640

Net income per common share - basic and diluted
Income from continuing operations	$ 0.08	$ 0.07	$ 0.73	$ 0.12
Discontinued operations, net of tax	--	(0.02)	0.03	0.03
Net income per basic and diluted common share attributable to common shareholders	$ 0.08	$ 0.05	$ 0.76	$ 0.15

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
OPERATING ACTIVITIES
Net income	$ 3,216	$ 2,225	$ 31,141	$ 6,171
Income from discontinued operations, net of tax	--	553	(1,177)	(1,206)
Net income from continuing operations	3,216	2,778	29,964	4,965
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	34,968	38,510	139,274	120,332
Intangible asset impairment	--	1,236	--	1,236
Deferred income taxes	15,791	1,414	16,045	(757)
Cash distributions from wireless partnerships in excess of/(less than) earnings	47	365	(2,949)	(1,309)
Non- cash stock-based compensation	794	664	3,028	2,348
Amortization of deferred financing	506	488	2,209	6,360
Loss on extinguishment of debt	7,657	4,455	7,657	4,455
Other adjustments, net	179	(548)	1,788	(332)
Changes in operating assets and liabilities, net	(19,264)	(330)	(28,486)	(17,566)
Net cash provided by continuing operations	43,894	49,032	168,530	119,732
Net cash provided by (used in) discontinued operations	(179)	2,283	(4,174)	3,483
Net cash provided by operating activities	43,715	51,315	164,356	123,215
INVESTING ACTIVITIES
Business acquisition, net of cash acquired	--	(8,325)	--	(385,346)
Purchase of property, plant and equipment, net	(26,779)	(26,675)	(107,363)	(76,998)
Purchase of investments	(165)	(6,728)	(403)	(6,728)
Proceeds from sale of assets	219	509	330	924
Other	--	--	--	(314)
Net cash used by continuing operations	(26,725)	(41,219)	(107,436)	(468,462)
Net cash provided by (used in) discontinued operations	--	--	2,331	(97)
Net cash used in investing activities	(26,725)	(41,219)	(105,105)	(468,559)
FINANCING ACTIVITIES
Proceeds on bond offering	--	--	--	298,035
Proceeds on issuance of long-term debt	932,450	509,850	989,450	544,850
Payment of capital lease obligation	(148)	(88)	(516)	(228)
Payment on long-term debt	(927,031)	(503,438)	(990,961)	(510,038)
Payment of financing costs	(6,576)	(5,469)	(6,576)	(18,616)
Distribution to noncontrolling interest	--	(1,850)	--	(1,850)
Repurchase and retirement of common stock	(887)	(559)	(887)	(559)
Dividends on common stock	(15,538)	(15,463)	(62,064)	(54,100)
Net cash provided by (used in) financing activities	(17,730)	(17,017)	(71,554)	257,494
Net change in cash and cash equivalents	(740)	(6,921)	(12,303)	(87,850)
Cash and cash equivalents at beginning of period	6,291	24,775	17,854	105,704
Cash and cash equivalents at end of period	$ 5,551	$ 17,854	$ 5,551	$ 17,854

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
				Adjusted Pro Forma
	2013	2012	2013	2012

Operating Revenues
Local calling services	$ 26,568	$ 26,751	$ 106,491	$ 110,468
Network access services	26,974	29,780	112,448	120,983
Subsidies	11,418	13,875	52,002	51,122
Long distance services	4,679	4,995	19,315	21,481
Data, video and internet services	67,951	66,929	270,014	256,761
Other services	10,366	11,514	41,307	44,964
Total operating revenue	$ 147,956	$ 153,844	$ 601,577	$ 605,779

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
				Adjusted Pro Forma
	2013	2012	2013	2012
Net income from continuing operations	$ 3,216	$ 2,778	$ 29,964	$ 706
Add (subtract):
Income tax expense (benefit)	2,293	1,827	17,512	(1,222)
Interest expense, net	19,838	20,487	85,767	81,747
Depreciation and amortization	34,968	38,510	139,274	155,746
EBITDA	60,315	63,602	272,517	236,977

Adjustments to EBITDA (1):
Other, net (2)	(1,652)	(442)	(23,872)	(1,452)
Investment distributions (3)	10,517	9,382	34,833	29,217
Non-cash compensation (4)	794	663	3,028	6,387
Adjusted EBITDA	$ 69,974	$ 73,205	$ 286,506	$ 271,129

Footnotes for Adjusted EBITDA:
(1) These adjustments reflect those required or permitted by the lenders under the credit agreement.
(2) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries, transaction related costs and certain miscellaneous items.
(3) Includes all cash dividends and other cash distributions received from our investments.
(4) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2013	Twelve Months Ended December 31, 2013
Adjusted EBITDA	$ 69,974	$ 286,506

- Cash interest expense	(19,094)	(81,908)
- Capital expenditures	(26,779)	(107,363)
- Cash income taxes	16	(960)
Cash available to pay dividends	$ 24,117	$ 96,275

Dividends Paid	$ 15,538	$ 62,064
Payout Ratio	64.4%	64.5%

* The above calculation excludes the principal payments on the amortization of our debt.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan, net of discount $4,537	$ 905,463
Drawn on $75.0 million revolver	13,000
Senior unsecured notes, net of discount of $1,699	298,301
Capital leases	5,121
Total debt as of December 31, 2013	$ 1,221,885
Less cash on hand	(5,551)
Total net debt as of December 31, 2013	$ 1,216,334

Adjusted EBITDA for the last
twelve months ended December 31, 2013	$ 286,506

Total Net Debt to last twelve months
Adjusted EBITDA	4.25x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Per Share Attributable to Common Stockholders
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Net income attributable to common shareholders	$ 3,140	$ 2,060	$ 30,811	$ 5,640
Transaction and severance related costs, net of tax	636	1,024	3,454	22,135
Acquisition related tax adjustments	--	--	--	883
Impairment, net of tax	--	1,738	--	2,371
Loss on extinguishment of debt, net of tax	4,472	2,649	4,832	3,614
Gain on the sale of discontinued operations, net of tax	--	--	(1,333)	--
Refinancing fee charges, net of tax	510	165	551	226
Non-cash stock compensation, net of tax	464	394	1,911	1,904
Adjusted net income attributable to common stockholders	$ 9,222	$ 8,030	$ 40,226	$ 36,773

Weighted average number of shares outstanding	39,790	39,684	39,764	34,652
Adjusted diluted net income per share	$ 0.23	$ 0.20	$ 1.01	$ 1.06

Calculations above assume a 41.6 and 40.5 percent effective tax rate for the three months ended December 31, 2013 and 2012, respectively.
The assumed effective tax rates for the twelve months ended December 31, 2013 and 2012, are 36.9 and 18.9 percent, respectively.
The gain on the sale of discontinued operations had an effective tax rate of 39.9% for the twelve months ended December 31, 2013.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
ILEC access lines
Residential	147,247	148,811	150,711	152,644	153,855
Business	109,558	110,794	111,870	113,211	114,742
Total local access lines	256,805	259,605	262,581	265,855	268,597
Quarterly change	(1.1%)	(1.1%)	(1.2%)	(1.0%)	(0.9%)

Voice Connections [1]
Residential	73,219	74,588	76,101	77,515	78,811
Business	50,214	49,830	50,013	50,351	50,918
Total voice connections	123,433	124,418	126,114	127,866	129,729
Quarterly change	(0.8%)	(1.3%)	(1.4%)	(1.4%)	(1.3%)

Data and Internet Connections [2]	255,239	252,516	251,306	250,350	247,633
Quarterly change	1.1%	0.5%	0.4%	1.1%	0.3%
Res. penetration of marketable homes	30.3%	30.2%	30.3%	30.3%	30.2%

Video Connections [2]	110,613	109,882	109,083	107,475	106,137
Quarterly change	0.7%	0.7%	1.5%	1.3%	0.9%
Res. penetration of marketable homes	20.5%	20.5%	20.7%	20.5%	20.3%

Total Connections	746,090	746,421	749,084	751,546	752,096
Quarterly change	(0.0%)	(0.4%)	(0.3%)	(0.1%)	(0.3%)

Network Stats - Marketable Homes
Fiber homes	201,720	199,826	197,355	195,962	194,895
HFC homes	94,559	94,540	94,534	94,433	94,418
Copper homes	399,547	399,547	399,547	399,547	399,547
Total	695,826	693,913	691,436	689,942	688,860

Data marketable homes	683,398	681,485	679,008	677,514	676,432
% of total marketable homes	98%	98%	98%	98%	98%
Video marketable homes	530,834	528,921	526,444	524,950	524,019
% of total marketable homes	76%	76%	76%	76%	76%

Note: The figures in the table, excluding ILEC access lines, do not include SureWest business subscribers.

[1] These include voice lines outside the ILECs and Voice-over-IP inside the ILECs.
[2] These connections are both residential and business (excluding SureWest business subscribers). They include services both inside and outside the ILECs.
CONTACT: Company Contact:
         Matt Smith
         VP of Investor Relations & Treasurer
         217-258-2959
         matthew.smith@consolidated.com